Exhibit 99.8

Consent Form

We are a qualified law firm and lawyers in the People’s Republic of China (the “PRC”) and we have been engaged by Northann Corp., a Nevada corporation (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form S-1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission, covering an underwritten public offering of the Company. We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

/s/ Ying Huang
Ying Huang
Beijing Gaopeng (Nanjing) Law Firm
23rd May, 2023